                                                                  EXHIBIT 99.3

                         RATIONAL SOFTWARE CORPORATION
                           2800 SAN TOMAS EXPRESSWAY
                         SANTA CLARA, CALIFORNIA 95051

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY 26, 1997

TO THE STOCKHOLDERS OF RATIONAL SOFTWARE CORPORATION:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Rational Meeting") of Rational Software Corporation, a Delaware corporation ("Rational"), will be held on February 26, 1997 at 9:00 a.m., local time, at 2800 San Tomas Expressway, Santa Clara, California.

  At the Rational Meeting you will be asked to consider and vote upon the following matters:

    (1) The reservation and issuance of shares of the Common Stock, par value $0.01 per share, of Rational (the "Rational Common Stock" and the "Combined Company Common Stock" following the Merger (as defined below)) to the stockholders of SQA, Inc. ("SQA") pursuant to an Agreement and Plan of Reorganization, dated November 12, 1996 (the "Agreement"), among Rational, SQA and Sunshine Acquisition Corp., a wholly owned subsidiary of Rational ("Merger Sub"), providing, among other things, (i) for the merger of Merger Sub with and into SQA, resulting in SQA becoming a wholly owned subsidiary of Rational (the "Merger"), (ii) for the conversion of outstanding shares of Common Stock, par value $0.01 per share, of SQA ("SQA Common Stock") into the right to receive 0.86 (the "Exchange Ratio") shares of Rational Common Stock, and (iii) that each outstanding option or right to purchase SQA Common Stock under the SQA stock option plans, the SQA stock purchase plan and outstanding warrants will be assumed by Rational and will become an option or right to purchase Combined Company Common Stock, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof based on the Exchange Ratio.

    (2) The adoption of the Rational 1997 Stock Option Plan, including the reservation thereunder of 1,000,000 shares of Rational Common Stock plus all shares of Rational Common Stock available for issuance under pre-existing Rational option plans (exclusive of the Stock Option Plan for Directors) for which there are no options to purchase outstanding at the time of the approval.

    (3) Such other matters as may properly come before the Rational Meeting or any postponements or adjournments thereof.

  The proposal relating to the Merger is described more fully in the accompanying Prospectus/Joint Proxy Statement.

  Stockholders of record at the close of business on January 10, 1997 are entitled to notice of, and to vote at, the Rational Meeting and any adjournments or postponements thereof. All stockholders are cordially invited to attend the Rational Meeting in person.

                                          By Order of the Board of Directors

                                          Paul D. Levy
                                          Chief Executive Officer

Santa Clara, California
January  , 1997

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.